Exhibit 99.1

News Release	Buckeye Partners, L.P. Five TEK Park 9999 Hamilton Blvd. Breinigsville, PA 18031
NYSE: BPL

Contact:	Stephen R. Milbourne,	08-02
Manager, Investor Relations
smilbourne@buckeye.com
(800) 422-2825

BUCKEYE PARTNERS, L.P. ACQUIRES
NORTHERN CALIFORNIA NATURAL GAS STORAGE FACILITY

Breinigsville, PA — January 18, 2008. . . Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”), today announced that the Partnership had closed on its previously announced acquisition of Lodi Gas Storage, L.L.C. which owns a natural gas storage facility located in northern California, from an affiliate of ArcLight Capital Partners, LLC (“ArcLight”) for total cash consideration of approximately $432 million.  Additional consideration of $12 million will be due to ArcLight upon receipt of approval from the California Public Utilities Commission for a storage reservoir expansion project associated with the acquired assets, known as Kirby Hills Phase II.  The Partnership financed the purchase price through public equity offerings completed in August, 2007 and December, 2007, and a public debt offering completed earlier this month.

Lodi Gas Storage owns and operates a storage facility located near Lodi, California, and a facility known as Kirby Hills located approximately 45 miles west of the Lodi facility.  The combined LGS facilities provide approximately 22 Bcf of working gas capacity and are connected to Pacific Gas and Electric’s intrastate gas pipelines that serve natural gas demand in the San Francisco and Sacramento areas.  The Kirby Hills Phase II expansion project is expected to provide an approximate incremental 12 Bcf of working gas capacity.  The expansion project is expected to be in service by the end of 2008.

Buckeye Partners, L.P., through its operating subsidiaries, owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,400 miles of pipeline.  The

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Partnership also owns or operates 51 refined petroleum products terminals with an aggregate storage capacity of approximately 20.0 million barrels in Illinois, Indiana, Massachusetts, Michigan, Missouri, New York, Ohio, Pennsylvania and Wisconsin, and operates and maintains approximately 2,700 miles of pipeline under agreements with major oil and chemical companies.  For more information about Buckeye Partners, L.P., visit the Partnership’s website at www.buckeye.com.

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This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today’s date.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership.  Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in rate regulation by the Federal Energy Regulatory Commission; (3) changes in other laws and regulations, including safety, tax and accounting matters; (4) competitive pressures from other transportation services and alternative energy sources; (5) liability for environmental claims; (6) improvements in energy efficiency and technology resulting in reduced demand; (7) the inability to integrate acquired assets successfully with the Partnership’s existing assets and to realize anticipated cost savings and other efficiencies; (8) labor relations; (9) changes in real property tax assessments; (10) regional economic conditions; (11) market prices of petroleum products and the demand for those products in the Partnership’s service territory; (12) disruptions to the air travel system; (13) security issues relating to the Partnership’s assets; (14) interest rate fluctuations and other capital market conditions; (15) construction costs, unanticipated capital expenditures and operating expenses to repair or replace the Partnership’s assets; (16) availability and cost of insurance on the Partnership’s assets and operations; (17) expansion in the operations of the Partnership’s competitors; (18) shut-downs or cutbacks at major refineries that use the Partnership’s services; and (19) the treatment of the Partnership as a corporation for federal income tax purposes or if the Partnership becomes subject to entity-level taxation for state tax purposes.  You should read the Partnership’s Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.